EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of the __ day of May, 2003, by and among HBOA HOLDINGS, INC., a Florida corporation bearing document number P00000095861 ("HBOA"), LEXSYS SOFTWARE CORP., a Florida corporation bearing document number P94000007829 ("LSC") and the LSC shareholders listed on the signature page hereof (collectively the "LSC Shareholders"). HBOA and LSC are sometimes hereinafter referred to collectively as the "Companies," or individually as a "Company." The Companies and the LSC Shareholders are sometimes hereinafter referred to collectively as the "Parties".

         WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective shareholders that LSC be acquired by and become a wholly owned subsidiary of HBOA, and in furtherance thereof, the Boards of Directors of the Companies have approved the merger of a Florida corporation (to be formed as a wholly owned subsidiary of HBOA ("Acquisition Sub")) with and into LSC, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Parties intend that this Agreement constitute a "plan of reorganization" and that such plan qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), as a reverse triangular merger under Code Sections 368(a)(1)(A) and 368(a)(2)(E), and provide for the representations, warranties, agreements and conditions applicable to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the Parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Acquisition Sub shall be merged with and into LSC (the "Merger"), with LSC being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of Acquisition Sub shall thereupon cease. The name of the Surviving Corporation will be LexSys Corporation or any other name agreed upon by the parties hereto. The Merger shall have the effects set forth in the Florida Business Corporation Act (the "FBCA").

         1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the completion of the filing of properly executed Articles of Merger with the Secretary of State of the State of Florida, which filing shall be made at the Closing which shall take place after satisfaction of the conditions set forth in Article VIII.

         1.3 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of LSC, HBOA or Acquisition Sub, the shares of common stock of LSC (the "LSC Share(s)") issued and outstanding immediately prior to the Effective Time, shall be exchangeable for and converted at the Effective Time into the right to receive in the aggregate (i) 1,000,000 validly issued, fully paid and non-assessable shares of restricted common stock of HBOA (the "HBOA Shares") and (ii) warrants ("Warrants") to purchase 1,000,000 shares of HBOA's common stock. The HBOA Shares and Warrants will be issued at the Closing. The exercise price of the Warrants will be 110% of the Company's average trading price during the 30 day period prior to the Closing Date. The average trading price will be determined by averaging the high and low bid prices during the thirty days preceding the Closing Date. The Warrants will be immediately exercisable and will expire three years after the Closing Date.

         1.4 Escrow of Shares of the Principals. Robert Cox and Charles Taylor each agree that they will each place 250,000 shares of HBOA's common stock (the "Escrowed Shares), an aggregate of 500,000 share of HBOA's common stock in escrow, pursuant to the terms and conditions of certain escrow agreements. Cox and Taylor agree that the Escrowed Shares will not be released from escrow if either one of them leaves the Surviving Corporation prior to the one (1) year period after the Closing Date.

         1.5 Funding of LexSys and Liabilities. LSC and its shareholders have represented and warranted that their liabilities do not exceed $150,000 and these liabilities and the creditors are listed on Schedule 3.6 attached hereto. Within one hundred twenty (120) days after the Closing, HBOA has agreed that it will pay these liabilities on behalf of LexSys.

                            THE SURVIVING CORPORATION

         1.6 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Acquisition Sub shall be the Articles of Incorporation of the Surviving Corporation.

         1.7 Bylaws of the Surviving Corporation. The Bylaws of Acquisition Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.8 Directors and Officers of the Surviving Corporation.

                  (a) The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation of the Merger and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                  (b) The officers of Acquisition Sub at the Effective Time shall be the initial officers of the Surviving Corporation of the Merger and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE II

                              CONVERSION OF SHARES

         2.1 Exchange Ratio. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Each LSC Share issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive, and shall be exchangeable for, .167 validly issued, fully paid and non-assessable shares of restricted common stock of HBOA (the "LSC Exchange Ratio").

                  (b) At the Effective Time, all LSC Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the HBOA Shares, into which such LSC Shares have been converted. Certificates representing LSC Shares shall be exchanged for certificates representing HBOA Shares.

                  (c) If, prior to the Effective Time, HBOA should split or combine the HBOA Shares, or pay a stock dividend or other stock distribution in HBOA Shares, then the LSC Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend, or other distribution.

                  (d) Each LSC Share held in treasury (or a subsidiary, as such term is defined in Article IV hereof) and each such LSC Share held by HBOA or any subsidiary of HBOA immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no HBOA Shares shall be issued in exchange therefor.

                  (e) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and be exchangeable for one share of stock of Surviving Corporation.

         2.2 Exchange of Shares

                  (a) Prior to the Effective Time, HBOA shall select and enter into an agreement with a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). No later than the Effective Time, HBOA shall cause the Exchange Agent, pursuant to irrevocable instructions, to make available and deliver, and each holder of LSC Shares shall be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such LSC Shares for cancellation, certificates representing the number of HBOA Shares into which such LSC Shares are converted in the Merger. The HBOA Shares into which the LSC Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding LSC Shares (the "Certificates") whose LSC Shares were converted into HBOA Shares pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HBOA may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing HBOA Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole HBOA Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article III.

                  (c) In the event that any stock certificate representing LSC Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed, HBOA shall issue or cause to be issued in exchange for such lost, stolen, or destroyed certificate the number of HBOA Shares into which such shares are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of HBOA may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to give HBOA a standard form of indemnity against any claim that may be made against HBOA with respect to the certificate alleged to have been lost, stolen, or destroyed.

         2.3 Stock Options, Warrants, Debentures, Preferred Stock and other Agreements. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments or agreements of any kind to purchase or issue LSC Shares that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further shareholder approval) shall terminate as of the Effective Time, and prior to the Effective Time, LSC shall take or cause to be taken all necessary actions to ensure that following the Effective Time no participant in any such plan, program or arrangement shall have any right thereunder to acquire any equity securities of LSC or the Surviving Corporation or any subsidiary thereof. Any outstanding shares of LSC preferred stock shall have been converted into shares of LSC common stock prior to the Effective Time.

         2.4 Dividends; Transfer Taxes. No dividends that are declared on HBOA Shares shall be paid to persons entitled to receive certificates representing HBOA Shares until such persons surrender their certificates representing LSC Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such HBOA Shares shall be issued any dividends which shall have become payable with respect to such HBOA Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any HBOA Shares are to be issued in a name other than that in which the certificate representing LSC Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such HBOA Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of HBOA Shares for any HBOA Shares or dividends thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

         2.5 No Fractional Securities. No certificates or scrip representing fractional HBOA Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III and no dividend, stock split-up, or other change in the capital structure of HBOA shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of an HBOA Share upon surrender of stock certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for a HBOA Share on the OTCBB or principal exchange on which its common stock is listed for the five (5) trading days immediately following the Closing (as defined below).

         2.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of LSC shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing HBOA Shares in accordance with the terms hereof. At and after the Effective Time, the holders of Shares to be exchanged for HBOA Shares pursuant to this Agreement shall cease to have any rights as shareholders of LSC except for the right to surrender such stock certificates in exchange for HBOA Shares as provided hereunder.

         2.7 Dissenting Shares. If holders of LSC Shares are entitled to dissent from the Merger and demand appraisal of any such LSC Shares in accordance with the provisions of the FBCA concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("Dissenting Holders"), any LSC Shares held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the FBCA; provided, however, that each LSC Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such LSC Shares, in either case pursuant to the FBCA, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive HBOA Shares in accordance with the LSC Exchange Ratio, as applicable.

         2.8 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Adorno & Yoss, P.A., 700 South Federal Highway, Suite 200, Boca Raton, Florida 33432, on or before June 1, 2003, unless a change of date or time is agreed to in writing by the parties.

         2.9 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either HBOA or LSC, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of each, in the name of and on behalf of them as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                  ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF LSC AND THE LSC SHAREHOLDERS

         As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to HBOA or LSC, as the case may be, a material adverse effect on the business, assets, results of operations, or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to materially perform its obligations hereunder, and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

         LSC and the LSC Shareholders represent and warrant jointly and severally, with respect to itself and its subsidiaries, except as disclosed to HBOA in the LSC Schedule of Exceptions identified herein and attached hereto and incorporated herein by this reference, as follows:

         3.1 Organization. Each of LSC and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of LSC and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

         3.2 Capitalization. The authorized capital stock of LSC and each of its subsidiaries is as set forth in Schedule 4.2. As of the date hereof, the number of LSC Shares which are issued and outstanding is as set forth in Schedule 4.2. Except as set forth in Schedule 4.2, all of the issued and outstanding LSC Shares are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of LSC or any agreement by which LSC or any of its subsidiaries or the LSC Shareholders is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in Schedule 4.2, there are not as of the date of this Agreement any shares of capital stock of LSC issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating LSC to issue, transfer, or sell any shares of its capital stock.

         3.3 Authority Relative to this Agreement. LSC has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by LSC and the consummation by LSC of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for approval by the requisite votes cast by LSC's shareholders at the meeting provided for herein, no other corporate proceedings on the part of LSC are necessary to approve this Agreement or the transactions contemplated hereby.

         3.4 Consents and Approvals; No Violations. Except filing and recordation of Articles of Merger under the FBCA, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by LSC of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by LSC, nor the consummation by it of the transactions contemplated hereby, nor compliance by LSC with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of LSC, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any fight of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which LSC or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to LSC, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches and defaults, that would not have a material adverse effect on LSC.

         3.5 Financial Statements. The audited balance sheets dated [12/3101 and 12/31/02], fairly present in all material respects the consolidated financial position of LSC and its subsidiaries as of the respective dates thereof, and the other related statements included therein fairly present in all material respects the results of operations, changes in stockholders' equity and cash flows of LSC and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

         3.6 Absence of Certain Changes or Events; Undisclosed Liabilities.

                  (a) As of the date of this Agreement, LCS's liabilities do not exceed $150,000 and a list of each liability and the creditor's name is listed on Schedule 3.6, which is attached hereto. Since 1/1/01 neither LSC nor any of its subsidiaries has: (i) incurred any liability material to LSC and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices;
         (ii) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of LSC or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by LSC to HBOA pursuant hereto); or (iii) subsequent to the date hereof, except as permitted by Section
         6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

                  (b) Neither LSC nor its subsidiaries has any liability (and LSC is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability which individually or is in the aggregate are reasonably likely to have a Material Adverse Effect on LSC) except for any items identified in Schedule 4.6.

         3.7 Litigation. As of the date of this Agreement, except as set forth in Schedule 4.7, (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or to LSC's knowledge threatened against or involving LSC or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against LSC or any of its subsidiaries; and (iii) LSC and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them, except to the extent that such events, violations or incidents set forth in (i) through (ii) above in the aggregate would not have a Material Adverse Effect on LSC. LSC will furnish to HBOA preceding the Closing, in writing, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its best knowledge, threatened against or involving LSC or any of its subsidiaries, or any of their properties or rights as of the date hereof. All such litigation descriptions are set forth in Schedule 4.7.

         3.8 Contracts.

                  (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which LSC or any of its subsidiaries is a party that relates to or affects the assets or operations of LSC or any of its subsidiaries or to which LSC or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of LSC and in full force and effect (with respect to LSC or such subsidiary), except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.8 sets forth a complete list of all material contracts. For purposes of this Agreement a material contract shall be any contract or agreement which involves consideration in excess of $25,000. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in Schedule 4.1, there are no existing defaults by LSC or any of its subsidiaries thereunder or, to the knowledge of LSC, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect except as set forth in Schedule 4.8.

                  (b) Except for this Agreement and any agreement listed in
         Schedule 4.8, neither LSC nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement with an individual; (ii) joint venture agreement; (iii) noncompetition or similar agreements that restricts LSC or its subsidiaries from engaging in a line of business; (iv) agreement with any executive officer or other employee of LSC or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving LSC of the nature contemplated by this Agreement and which provides for the payment of in excess of $25,000; (v) agreement with respect to any executive officer of LSC or any subsidiary providing any term of employment or compensation guaranty in excess of $25,000 per annum; or
         (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

         3.9 Employee Benefit Plans.

                  (a) Disclosed in Schedule 4.9 is a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans"), or is or was contributed to by LSC or pursuant to which LSC or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with LSC would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is still potentially liable for payments, benefits, or claims. A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement, and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to HBOA. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).

                  (b) Each of the Benefit Plans that are subject to ERISA is in compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified; and no event has occurred, and to LSC's knowledge, there exists no condition or set of circumstances, in connection with which LSC or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

                  (c) All contributions or other amounts payable by LSC or its subsidiaries through December 31, 2002 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of LSC made available to HBOA.com. Any contributions or other amounts payable by LSC or its subsidiaries for periods between December 31, 2001 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or shall be either paid or accrued in the normal course of business on the books and records of LSC at or prior to the Effective Time. There are no pending, or, to the knowledge of LSC, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

                  (d) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of LSC or the ERISA Affiliates, or
         (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

         3.10 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on LSC or any of its Tax Affiliates (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. LSC has filed or caused to be filed timely and accurately in all material respects all federal, state, local, and foreign tax returns required to be filed or requests for extensions to file such returns have been timely filed, by each of its and any member of its consolidated, combined, unitary, or similar group (each such member a "Tax Affiliate"), except to the extent that any failure to file or inaccuracies in filed returns would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on LSC. LSC has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither LSC nor any of its Tax Affiliates has any liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither LSC nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. The Internal Revenue Service or comparable state agencies have never audited LSC's federal and state income tax returns.

         3.11 Compliance With Applicable Law. LSC and each of its subsidiaries holds all licenses, permits, and governmental authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of LSC and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to LSC or any of its subsidiaries except for such licenses, permits, governmental authorizations, the failure of which, and violations which, would not have in the aggregate a Material Adverse Effect on LSC.

         3.12 Subsidiaries. Schedule 4.12 lists all the subsidiaries of LSC as of the date of this Agreement and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by LSC or one of such wholly-owned subsidiaries; (ii) fully paid and non-assessable; and (iii) owned by LSC or one of such wholly owned subsidiaries free and clear of any claim, lien, or encumbrance.

         3.13 Labor and Employment Matters. Except as set forth in Schedule 4.13, (a) LSC and its subsidiaries are and have been in compliance in all respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, including, such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of LSC is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to LSC or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against LSC or any of its subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of LSC or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on LSC or any of its subsidiaries; (f) neither LSC nor any of its subsidiaries has experienced any work stoppage or other labor difficulty; and (g) in the event of termination of the employment of any of the current officers, directors, employees, or agents of LSC or any of its subsidiaries, neither LSC nor any of its subsidiaries shall pursuant to any agreement or by reason of anything done prior to the Effective Time by LSC or any of its subsidiaries be liable to any of said officers, directors, employees, or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits, except to the extent that any matter in Items (a), (b), (f) and (g) could reasonably be expected individually or in the aggregate to have a Material Adverse Effect on LSC.

3.14     Intellectual Property.

                  (a) Except to the extent that any inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LSC: (i) LSC and each of its subsidiaries owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted; (ii) no claims are pending or, to the knowledge of LSC, threatened that LSC or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to LSC or any of its subsidiaries; (iii) as of the date of this Agreement, to the knowledge of LSC, no person is infringing on or otherwise violating any right of LSC or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to LSC or any of its subsidiaries; and (iv) as of the date of this Agreement, neither LSC nor any of its subsidiaries have received any notice of any claim challenging the ownership or validity of any Intellectual Property owned by LSC or any of its subsidiaries or challenging LSC's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it.

                  (b) For purposes of this Agreement, "Intellectual Property" means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing Schedule 4.14(b).

                  (c) Schedule 4.14(c) sets forth a list of Intellectual Property owned by LSC.

         3.15 Insurance. Except to the extent that the lack of an insurance policy would not reasonably be expected to have a Material Adverse Effect on LSC, LSC and each of its subsidiaries have insurance policies, including fire and casualty policies, that LSC believes are necessary to conduct its business. All policies of insurance insuring LSC or any of its subsidiaries or their respective businesses, assets, employees, officers, and directors are in full force and effect. As of the date hereof, there are no claims by LSC or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. At the Closing, all LSC insurance policies continue in full force and effect.
Schedule 4.15 lists all of LSC and each of its subsidiaries' insurance policies.

         3.16 Accounts Receivable. Except to the extent that any inaccuracy would not reasonably be expected to have a Material Adverse Effect on LSC, all accounts receivable of LSC and its subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with the terms at the recorded amounts, subject only to the reserve for bad debts set forth on the face of the December 31, 2002 balance sheet as adjusted for passage of time with the Effective Date in accordance with past custom and practice of LSC and its subsidiaries.

         3.17 No Liens. All of the assets, both tangible and intangible of LSC, except as set forth in Schedule 4.17 are and will be free and clear of any security interests, liens, claims, charges or other encumbrances of any nature.

         3.18 HBOA Shares. The LSC Shareholders acknowledge that each certificate representing a HBOA Share shall contain a restrictive legend, representing that the Shares have not been registered under the Securities Act. The Shares may not be sold or offered for sale or otherwise distributed without an effective registration statement for the Shares under the Securities Act or an opinion of counsel satisfactory to HBOA that such registration is not required as to the sale, offer or distribution thereof.

         3.19 No Undisclosed Information. No provision of this Article or for any Schedule or any document agreement furnished by LSC contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make this statement contained herein or therein in light of the circumstances under which such statements were made, not misleading. No preclosing investigation of LSC, its subsidiaries, their respective assets for their businesses shall relieve the LSC Shareholder of its indemnification and obligation under this Agreement.

         3.20 Required Vote of LSC Shareholders. The affirmative vote of the holders of a majority of outstanding shares of LSC common stock is required to approve the Merger. No other vote of the stockholders of LSC is required by law, the articles of incorporation or bylaws of LSC or otherwise in order for LSC to consummate the Merger and the transactions contemplated hereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF HBOA

         HBOA represents, warrants and agrees, with respect to itself and its subsidiaries, except as disclosed to LSC in the HBOA Schedule of Exceptions identified herein and attached hereto and incorporated herein by this reference, as follows:

         4.1 Organization. Each of HBOA and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of HBOA and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

         4.2 Capitalization. As of the date hereof, the authorized capital stock of HBOA and each of its subsidiaries is as set forth in Schedule 5.2. As of the date hereof, the number of HBOA Shares which are issued and outstanding is as set forth in Schedule 5.2. All of the issued and outstanding HBOA Shares are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of HBOA or any agreement by which HBOA or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, as disclosed in Schedule 5.2, there are not as of the date of this Agreement any shares of capital stock of HBOA issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating HBOA to issue, transfer, or sell any shares of its capital stock.

         4.3 Authority Relative to this Agreement. HBOA has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by HBOA and the consummation by HBOA of the transactions contemplated hereby have been duly authorized by its Board of Directors, no other corporate proceedings on the part of HBOA are necessary to approve this Agreement or the transactions contemplated hereby.

         4.4 Consents and Approvals; No Violations. Except for applicable requirements, the Securities Act of 1933, the Securities Exchange Act of 1934, the OTCBB or principal exchange on which its common stock is listed, state law relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of Articles of Merger under the FBCA, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by HBOA of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by HBOA, nor the consummation by it of the transactions contemplated hereby, nor compliance by HBOA with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of HBOA, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any fight of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which HBOA or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to HBOA, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

         4.5 Reports and Financial Statements. HBOA has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act since [December 31, 1999], including, without limitation, an Annual Report on Form 10-KSB for the year ended [December 31, 2002] (collectively, the "HBOA SEC Reports"), and has previously furnished or made available to LSC true and complete copies of all such HBOA SEC Reports. None of such HBOA SEC Reports, as of their respective dates (as amended or supplemented through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the HBOA SEC Reports fairly presents in all material respects the consolidated financial position of HBOA and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of HBOA and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         5.1 Conduct of Business Pending the Merger. LSC agrees on its own behalf and on behalf of its subsidiaries that, except as may be agreed to by the Parties hereto or may be permitted by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time:

                  (a) the respective businesses of LSC and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                  (b) LSC and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws; or
         (iii) split, combine, or reclassify any shares of its outstanding capital stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property in respect of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

                  (c) LSC and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver, or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise), except that LSC may issue Shares required to be issued upon exercise of existing stock options, warrants, or similar plans, or under other contractual commitments previously made, which options, warrants, plans, or commitments have been disclosed in writing to HBOA in the LSC Schedule; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume, or prepay any material indebtedness, liability, or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances, or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing; (d) LSC shall use its reasonable efforts, consistent with prudent business practice, to preserve intact the business organization of LSC and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries and LSC shall use its reasonable efforts to reduce expenses where applicable;

                  (e) LSC and its subsidiaries shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

                  (f) LSC and its subsidiaries shall use reasonable efforts to prevent any representation or warranty of LSC herein from becoming untrue or incorrect in any material respect.

         5.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, LSC agrees as to itself and its subsidiaries that, it shall not, without the prior written consent of HBOA
(a) enter into, adopt, or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, or other employee benefit plan, agreement, trust, plan, fund or other arrangement between LSC and one or more of its officers, directors, or employees, in each case so as to materially increase the benefits thereunder (collectively, "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers, or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment, or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program, or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment, or arrangement providing for the payment to any director, officer, or employee of LSC of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

         5.3 Current Information. From the date of this Agreement to the Effective Time, each of LSC and HBOA shall cause one or more of their designated representatives to confer with each other on a regular and frequent basis and to report the general status of each Company's ongoing operations and financial condition and financing/funding activities and to deliver to each other monthly unaudited consolidated balance sheets and related consolidated statements of income for the period since the last such report. LSC and HBOA shall promptly notify each other of any material change in the normal course of business or in its or its subsidiaries' properties.

         5.4 Legal Conditions to Merger. Each of HBOA and LSC shall, and shall cause their subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of shareholders, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval, or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefit of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger, or (ii) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 8.1(a). Each of HBOA and LSC shall promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 Access and Information.

                  (a) LSC shall afford HBOA and its financial advisors, legal counsel, accountants, consultants, and other representatives access during normal business hours throughout the period from the date hereof to the Closing all of its books, records, properties, facilities, personnel commitments, and records (including but not limited to Tax Returns) and, during such period, shall furnish promptly all information concerning its business, properties, and personnel as may be reasonably requested in order for the requesting party to fully investigate the business and affairs of LSC prior to the Effective Time.

                  (b) All information furnished by a party pursuant hereto shall be treated as the sole property of the furnishing party until consummation of the Merger contemplated hereby. The Parties shall hold any such information that is nonpublic in confidence to the extent required by, and in accordance with the Letter Agreement (the "Letter Agreement"), by and between HBOA and LSC, as of the 20th day of February, 2003.

         6.2 Acquisition Proposals. Until the Effective Time or the Termination of this Agreement, LSC and its subsidiaries shall not, and shall use its best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants, and other agents and representatives (for purposes of this Section 7.2 only, being referred to as "affiliates") not to, initiate, solicit, or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with any person other than HBOA relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). LSC shall promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other Parties hereto a copy of any written proposal.

         6.3 Stock Exchange Listing. HBOA shall take such action as may be necessary or desirable to timely list the HBOA Shares to be issued pursuant to the Merger on the OTCBB, the principal exchange on which its common stock is listed.

         6.4 Public Announcements. So long as this Agreement is in effect, each Company agrees that it shall obtain the approval of the other party prior to issuing any press release and shall use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the OTCBB or principal exchange on which its common stock is listed.

         6.5 Expenses. Subject to Section 10.1 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

         6.6 Additional Agreements.

                  (a) Subject to the terms and conditions herein provided, including without limitation those set forth in Section 6.4 hereof, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

                  (b) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section
         6.4 hereof, each Company shall cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders, and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

         6.7 Survival of Representations and Warranties. The respective representations and warranties of HBOA, LSC and the LSC Shareholders contained in this Agreement shall survive the Closing for a period of two (2) years (the "Survival Period"), at the end of which Survival Period no claim may be made with respect to any such representation or warranty unless such claim shall have been asserted in writing to the Indemnifying Party during such period, except for the representations and warranties contained in Section 4.10, which shall survive until the expiration of the applicable statute of limitations.

         6.8 Indemnification. LSC and the LSC Shareholders, jointly and severally, agree to indemnify and hold HBOA, the Surviving Corporation and their officers, directors, affiliates, representatives, trustees, grantors, beneficiaries and any successors thereto (the "HBOA Indemnities") harmless from any and all damages, losses, costs or reasonable expenses (including without limitation, reasonable fees and expenses of investigation and reasonable attorneys' fees and consultant's fees and expenses in connection with any action, suit or proceeding (collectively "Damages")) incurred or suffered as a result of or arising out of the breach of any representation or warranty on behalf of LSC or the LSC Shareholders expressly as set forth in this Agreement, the nonfulfillment or nonperformance of any agreement, covenant or condition set forth in this Agreement or any claim by a third party that, if true, would mean that a condition for indemnification set forth in this Section 7.8 had been satisfied.

         HBOA agrees to indemnify and hold the LSC Shareholders and their affiliates, representatives, trustees, grantors, beneficiaries and any successors thereto (the "LSC Indemnities") harmless from any and all damages, losses, costs or reasonable expenses (including without limitation, reasonable fees and expenses of investigation and reasonable attorneys' fees and consultant's fees and expenses in connection with any action, suit or proceeding (collectively "Damages")) incurred or suffered as a result of or arising out of the breach of any representation or warranty on behalf of HBOA expressly as set forth in this Agreement, the nonfulfillment or nonperformance of any agreement, covenant or condition set forth in this Agreement or any claim by a third party that, if true, would mean that a condition for indemnification set forth in this
Section 7.8 had been satisfied.

         Any party seeking indemnification (the "Indemnified Party") from any other party (the "Indemnifying Party") with respect to any claim, demand, action, proceeding or other matter (the "Claim") pursuant to this Section 7.8 shall promptly notify the Indemnifying Party in writing of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification.

         In the event that any third party notifies any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party of such Claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such failure to give notice. The Indemnifying Party, upon waiver of its right to contest the liability for which indemnification is being sought and demonstration by the Indemnifying Party of its financial ability to satisfy any resulting judgment to the reasonable satisfaction of the Indemnified Party, shall have the right to assume defense of the Claim if notice is given to the Indemnified Party within ten (10) days after receipt of notice of such Claim. If the Indemnifying Party assumes defense of the Claim as provided in the preceding sentence, then: (i) the Indemnifying Party will diligently defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel
(a) to the extent the Indemnified Party concludes reasonably based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or (b) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably; it being understood and agreed that failure to consent to a judgment or settlement that provides for relief other than monetary damages or does not provide an unconditional release of the Indemnifying Party from liability shall not be deemed unreasonable); and (iv) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably; it being understood and agreed that failure to consent to a judgment or settlement that provides for relief other than monetary damages or does not provide an unconditional release of the Indemnified Party from liability shall not be deemed unreasonable).

         If no Indemnifying Party notifies the Indemnified Party within ten (10) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

         The Indemnified Party shall be entitled to reimbursement of reasonable expenses included in Damages with respect to any Claim (including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnified Party; provided, however, that the Indemnified Party shall undertake to repay any amounts arising solely from the fault of such Indemnified Party.

         6.9 Shareholders' Meeting. LSC shall, as soon as reasonably practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold (and reconvene and hold if adjourned for any reason) a special meeting of its Shareholders or acting by majority of the LSC Shareholders for the purpose of voting or consenting to approve this Agreement and the Merger and the other transactions contemplated hereby. LSC shall, through its Board of Directors, recommend to its shareholders approval of such matters.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.1 Conditions to the Companies' Obligation to Effect the Merger/Reorganization Representations. The respective obligations of the Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by a writing signed by HBOA and LSC:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of LSC in accordance with applicable law.

                  (b) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of any Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

                  (c) Other than the filing of Articles of Merger with the Department of State for the State of Florida, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are reasonably necessary for the consummation of the Merger, shall have been filed, occurred, or been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

                  (d) All state securities or blue sky permits and other authorizations necessary to issue the HBOA Shares (including satisfactory evidence of the nature of the LSC Shareholders) in exchange for the Shares of LSC and to consummate the Merger shall have been received.

                  (e) There shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to any Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon any Surviving Corporation or its subsidiaries (or, in the ease of any disposition of assets required in connection with such Requisite Regulatory Approval, upon any Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                  (f) The other Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Company contained in this Agreement shall be true and at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President, or an Executive Vice President of the other Company as to the satisfaction of this condition.

                  (g) Prior to the Effective Time, HBOA will be in control of Acquisition Sub within the meaning of Section 368(c) of the Code.

                  (h) HBOA and Acquisition Sub have no present plan or intention to reacquire any of the HBOA Shares issued in the merger, other than as a result of the terms and conditions of this Agreement.

                  (i) No stock of Acquisition Sub has been distributed to LSC or to the LSC Shareholders pursuant to this Agreement.

                  (j) HBOA has no present plans or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with and into another corporation, to sell or otherwise dispose of the stock of the Surviving Corporation or to cause the Surviving Corporation to sell or otherwise dispose of its assets except for dispositions made in the ordinary course of a business.

                  (k) HBOA and Acquisition Sub are participating in the Merger for good and valid business reasons and not for tax purposes.

                  (l) Following the Effective Time, the Surviving Corporation has no present plan or intent to issue additional shares of its stock that would result in HBOA losing control of Surviving Corporation within the meaning of
Section 368(c)(1) of the Code, and will not do so voluntarily prior to one year following the Effective Time.

                  (m) Following the Effective Time, HBOA and Surviving Corporation intend to continue substantially all the historic business of LSC.

         7.2 Conditions to Obligations of HBOA. The obligations of HBOA to carry out the transactions contemplated by this Agreement are subject, at the option of HBOA, to the satisfaction, or waiver by HBOA, of the following conditions:

                  (a) No proceeding which LSC shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                  (b) HBOA shall have received audited financial statements of LSC for the periods ended December 31, 2001 and 2002 and any interim periods required by SEC regulations for acquisitions that are required to be report on Form 8-K in form and substance reasonably satisfactory to HBOA and

                  (c) HBOA shall have received evidence satisfactory to it that the LSC Shareholders are accredited investors or sophisticated investors, as those terms are defined in Rule 501 (a) of Regulation D of the Securities Act.

                  (d) Conversion of the LSC preferred stock (if any) and evidence of cancellation of all outstanding options and warrants of LSC, (if any).

                  (e) HBOA shall be satisfied with the results of its due diligence investigation, as determined by HBOA in its sole discretion.

         7.3 Conditions to Obligations of LSC. The obligations of LSC to carry out the transactions contemplated by this Agreement are subject, at the option of LSC, to the satisfaction, or waiver by LSC, of the following conditions: No proceeding which HBOA shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the LSC Shareholders, as follows:

                  (a) By mutual written consent of all of the Parties.

                  (b) By LSC or HBOA if the Effective Time shall not have occurred on or before the close of business on June 1, 2003, unless extended by the written consent of all the parties.

                  (c) By HBOA if it is not satisfied with the results of its due diligence investigation,as determined by HBOA in its sole discretion.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Party or its respective officers or directors (except as set forth in Sections 7.1, 7.5, 9.2, 10.1, 10.5 and 10.9 hereof all of which shall survive the termination). Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

         8.3 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the LSC Shareholders, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

         8.4 Waiver. At any time prior to the Effective Time, the Parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extensions or waivers shall be in writing, executed by each of HBOA and LSC. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Brokers. Each Company represents and warrants to the others that no broker, finder, or financial advisor is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto, except as reflected in Schedule 10.1 hereto.

         9.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to HBOA, to:

                  5200 NW 33rd Avenue, Suite 215
                  Fort Lauderdale, Florida  33309
                  Attn: President

                  with a copy to:
                  Adorno & Yoss, P.A.
                  Suite 1700
                  350 East Las Olas Boulevard
                  Fort Lauderdale, Florida 33301
                  Attention: Laura Holm, Esq.

                  If to LSC, to:

                  Lexsys Software Corp.
                  6801 Lake Worth Road
                  Lake Worth, Florida 33467
                  Attn: President

                  with a copy to:



         9.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.4 Entire Agreement: Assignment. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein) and the Letter Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them, with respect to the subject matter hereof; HBOA can assign the Agreement without the consent of any third parties. LSC cannot assign this Agreement unless it has obtained written consent from HBOA.

         9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the provisions thereof relating to conflicts of law.

         9.6 Parties in Interest. Except for Section 7.8, hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit, or remedies of any nature whatsoever or by reason of this Agreement.

         9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         9.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         9.9 Jurisdiction and Venue. Each Party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state or federal court of Florida. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Florida court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Florida court or to any claim that such Florida court is an inconvenient form.

         9.10 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         9.11 Consents. For purposes of any provision of this Agreement requiring, permitting, or providing for the consent of any or Company, the written consent of the President or Chief Executive Officer of a Company shall be sufficient to constitute such consent.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each Company and the LSC Shareholders have caused this Agreement and Plan of Merger to be executed as of the __ day of May, 2003.

HBOA HOLDINGS, INC., a Florida Corporation                   LEXSYS SOFTWARE CORP., a Florida corporation


By:                                                          By:
     ------------------------------------------------            ---------------------------------------
     Name:                                                   Name:
     Title:   President                                      Title:   President


                                                             SHAREHOLDERS:


                                                             -------------------------------------------
                                                             Charles Taylor


                                                             -------------------------------------------
                                                             Robert Cox


                                                             -------------------------------------------
                                                             Roger Baumann


                                                             R.R. Investment, Inc.


                                                             --------------------------------------------
                                                             Roger Bauman, President



                                                             --------------------------------------------
                                                             Robert Shomer


                                                             --------------------------------------------
                                                             Laura Holm


                                                             --------------------------------------------
                                                             Scott Roberts


                                                             ---------------------------------------------
                                                             Marc Borrow


                                                             ---------------------------------------------
                                                             Marc Edlstein

S